Exhibit 10.1

AMENDMENT AND WAIVER TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT to the Executive Employment Agreement dated as of April 20, 2011 (the “Employment Agreement”) by and between P.F. Chang’s China Bistro, Inc. (“Company”) and Lane Cardwell (“Executive”), dated as of May 23,2012 (the “Amendment Date”), shall be effective as of May 17, 2012.

WHEREAS, Company and Executive are parties to the Employment Agreement; and

WHEREAS, the parties agree that Executive shall step down from the position of President of the China Bistro concept but shall remain employed by Company in an executive capacity under new terms and conditions and wish to amend the Employment Agreement to reflect such changes.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Executive hereby agree as follows:

1. Section 1 of the Employment Agreement shall be deleted in its entirety and the following substituted in its place:

“1. Employment. Company hereby agrees to continue to employ Executive in an executive capacity and Executive hereby accepts such employment, upon the terms and conditions set forth herein.”

2. Section 2.1 of the Employment Agreement shall be deleted in its entirety and the following substituted in its place:

“2.1 Position. Executive is employed in an executive capacity reporting directly to Company’s Chief Executive Officer and having such duties and responsibilities as may be reasonably assigned by Company from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.”

3. Section 3 of the Employment Agreement shall be deleted in its entirety and the following substituted in its place:

“3. Term. The employment relationship pursuant to this Agreement shall be for a term commencing on May 17, 2012 and continuing until May 17, 2013 (the “Term”) unless sooner terminated in accordance with Section 7.”

4. Section 4.2 of the Employment Agreement shall be deleted in its entirety and the following substituted in its place.

“4.2 Relocation Expenses. Executive shall be eligible to receive reimbursement for the reasonable and appropriate expenses of relocation incurred in calendar year 2012 up to a maximum of $50,000; provided that Executive submits a request for payment (including invoices evidencing such expenses) within sixty (60) days following the date the expenses were incurred and Company pays Executive the amount specified in such request within thirty (30) days following the date it is received.”

5. Section 7 of the Employment Agreement shall be deleted in its entirety and the following substituted in its place:

“7. Termination of Executive’s Employment. Either party may terminate Executive’s employment under this Agreement at any time.

(a) Termination Without Cause. In the event Executive’s employment is terminated by Company without Cause, Executive shall be entitled to receive:

(i) continued payments of his Base Salary for the remainder of the Term payable in accordance with the normal payroll practices of Company as in effect from time to time; provided that the first installment shall be made on the next regularly scheduled payroll date of the Company following the thirtieth (30th) day after the effective date of Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto;

(ii) payment of Company’s share of the premiums required to continue Executive’s group health care coverage for the remainder of the Term under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period; and

(iii) reimbursement for the reasonable and appropriate expenses of relocation incurred in calendar year 2012 up to a maximum amount equal to $50,000 minus the amount of any prior reimbursements under Section 4.2; provided that Executive submits a request for payment (including invoices evidencing such expense) within sixty (60) days following the date such expenses are incurred and Company pays Executive the amount specified in such request within thirty (30) days following the date it is received;

provided that Executive shall be eligible to receive (or continue to receive) the payments and benefits described in (i), (ii) and (ii) so long as Executive: (x) complies with all surviving provisions of this Agreement as specified in subsection 14.8 below and (y) executes and delivers to Company within twenty-two (22) days following the effective date of Executive’s termination and does not revoke (within the applicable revocation period specified therein) a full general release in the form attached hereto as Exhibit A; provided further that, if necessary, such general release may be updated and revised by Company to comply with applicable law to achieve its intent.

(b) Cause. For purposes of this Agreement, “Cause” is defined as: (i) Executive’s theft, dishonesty, or falsification of any Company documents or records; (ii) Executive’s improper use or disclosure of Company’s confidential or proprietary information (iii) any action by Executive which has a detrimental effect on Company’s reputation or business; (iv) Executive’s failure to perform any reasonable assigned duties after written notice from Company of, and a reasonable opportunity to cure, such failure; (v) any material breach by Executive of this Agreement, which breach is not cured after written notice from Company of, and a reasonable opportunity to cure such breach; or (vi) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Executive’s ability to perform Executive’s duties with Company.

(c) Other Termination of Employment. In the event Executive’s employment is terminated by Company for any reason other than without Cause, or by Executive for any reason (or no reason), Executive shall be entitled to receive only (i) the unpaid and accrued Base Salary then in effect and accrued to the effective date of termination, payable within thirty (30) days following the effective date of Executive’s termination; and (ii) reimbursement for the reasonable and appropriate expenses of relocation incurred in calendar year 2012 up to a maximum amount equal to $50,000 minus the amount of any prior reimbursements under Section 4.2; provided that Executive submits a request for payment (including invoices evidencing such expense) within sixty (60) days following the date such expenses are incurred and Company pays Executive the amount specified in such request within thirty (30) days following the date it is received. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the severance package described in subsection (a) above.”

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6. Section 9 of the Employment Agreement shall be deleted in its entirety and the following substituted in its place:

“9. [Omitted].”

7. The following new Section 11.3 shall be added to the Employment Agreement.

“11.3 Definition of Covenant Period. For purposes of the Agreement, the term “Covenant Period” shall mean the period equal to the greater of the remainder of the Term or one (1) year following the date Executive ceases to render services to Company.”

8. The following new Sections 17, 18 and 19 shall be added to the Employment Agreement:

“17. Waiver Of Rights Related to 2012 Equity Awards. Executive waives any and all rights to and interests in each of the following equity awards granted under Company’s Amended & Restated 2006 Equity Incentive Plan on April 18, 2012: (a) 17,573 options to purchase common stock of Company on the terms and conditions set forth in the 2012 Stock Option Agreement, (b) 3,322 executive restricted stock units on the terms and conditions set forth in the 2012 Executive Restricted Stock Unit Agreement, and (c) 3,322 performance-based restricted stock units on the terms and conditions set forth in the 2012 Performance-Based Restricted Stock Unit Agreement. The parties agree that all of the above-referenced 2012 award agreements terminate on May 17, 2012.

18. Release. Executive hereby forever releases and discharges any and all claims and causes of action against Company, Wok Parent LLC, Wok Acquisition LLC, the past, present and future subsidiaries, affiliates, related entities and divisions of each of them, as well as the past, present and future directors, officers, agents, attorneys, employees, executives, shareholders, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors and assigns of, or any benefit plans sponsored by, such companies, including without limitation, claims, cross-claims and causes of action of any kind or nature whatsoever, known or unknown, fixed or contingent, whether in law or in equity, suit, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, attorneys’ fees, or costs in respect of the released claims.

19. Other. Executive acknowledges and agrees that (i) notwithstanding anything to the contrary contained in the Agreement, during the Term Executive shall not be eligible (x) for any increase in his Base Salary as in effect as of May 17, 2012 and (y) to participate in any short-term, annual or long-term incentive compensation plans or programs of Company or any of its affiliates, and Executive waives any and all rights to the foregoing, (ii) Executive has no right, title or interest in the 1,216 restricted stock units granted to Executive on December 14, 2010 or any dividend equivalent rights which may have been granted in respect thereof, and Executive affirms his prior waiver of the foregoing and (iii) after May 17, 2012, the only equity or equity-based awards of Executive which remain outstanding are the 7,500 restricted cash units granted to Executive on August 1, 2011.”

9. In all other respects, the parties reconfirm the terms of the Employment Agreement.

10. Executive acknowledges that he has the right to consult with an attorney prior to signing this amendment.

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WHEREFORE the parties have read the foregoing amendment and fully understand each and every provision contained herein and have executed this amendment to the Employment Agreement effective as of the day and year written above.

Lane Cardwell

/s/ Lane Cardwell

P.F. Chang’s China Bistro, Inc.

By:	/s/ Richard L. Federico
Title:	Chief Executive Officer

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EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release Agreement (the “Agreement”), is made and effective as of                 ,        by and between Lane Cardwell (“Cardwell”) and P. F. Chang’s China Bistro, Inc. (“Company”).

WHEREAS, Cardwell’s employment with Company has terminated and severance payments under Section 7 of the Employment Agreement between Cardwell and Company (the “Parties”) dated as of April 20, 2011, which subsequently was amended as of May 23, 2012 with an effective date of May 17, 2012 (collectively, the “Employment Agreement”) are conditioned upon Cardwell’s execution of a full general release.

NOW, THEREFORE, in consideration of the payments and other benefits due Cardwell under the Employment Agreement, Cardwell and Company hereby agree as follows:

1. In consideration of Cardwell’s right to receive the payments set forth in Section 7 of the Employment Agreement, Cardwell, for himself and his spouse, attorneys, heirs, agents, executors, administrators, trustees, legal representatives, successors, assigns, legal representatives, personal representatives, and administrators (hereinafter collectively referred to for purposes of this Section 1 as “Cardwell”) hereby irrevocably and unconditionally waives, generally release and forever discharges the Company and each of its past, present and future parent companies, subsidiary companies, affiliates, related entities, divisions, shareholders, members, predecessors, directors, officers, managers, agents, attorneys, employees, trustees, fiduciaries, executives, representatives, principals, accountants, insurers, successors and assigns of, or any benefit plans sponsored by, such companies (collectively the “Company Releasees”) from any and all rights, claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations, losses, suits, costs, counsel fees, and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic, which Cardwell has now or in the future may claim to have against any or all of the Company Releasees based upon, arising out of, or in any way relating to any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to Cardwell’s execution of this Agreement (including, without limitation, claims that are in any way based upon, arising under or relating to Cardwell’s employment with the Company, the termination of Cardwell’s employment with the Company, the Employment Agreement, or Cardwell’s services as an officer, director, or employee of the Company) (hereinafter collectively referred to as the “Released Claims”). The Released Claims include, without limitation, claims based on, arising under, or relating to Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended (including the Civil Rights Act of 1991); the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., as amended; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended; the Equal Pay Act of 1963, 29 U.S.C. § 206(d), as amended; Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq., as amended; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., as amended; the Labor Management Relations Act 29 U.S.C. §§ 141 et seq., as amended, the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended; the Racketeer Influenced and Corrupt Organizations Act , 18 U.S.C. §§ 1961 et seq., as amended; the Sarbanes Oxley Act of 2002; the Sabine Pilot Doctrine or the American Jobs Creation Act of 2004; any other federal, state or local statutory laws relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise; or any other federal, state or local constitution, statute, rule, or regulation, including, but not limited to, any ordinance addressing fair employment practices; any claims for employment or reemployment by the Company Released Parties; any common law claims, including but not limited to actions in tort, defamation, fraud (including fraudulent inducement into this Agreement), promissory estoppel, negligence, and breach of contract; any claims or damages for wrongful discharge or retaliatory discharge; and any claims arising under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. This Agreement is intended as a full settlement and compromise of the Released Claims; no claim of any sort is reserved. Other than the sums and benefits set forth in the Employment Agreement, there are no other sums payable to Cardwell by the Company. This Agreement does not apply to claims for the following: payment of any benefits to which Cardwell may be entitled under a Company sponsored tax qualified retirement or savings plan; any rights of Cardwell to indemnification under the Articles of Incorporation or by-laws of the Company; or to any claims that cannot be released or waived by law. Except as specifically provided herein, it is expressly understood and agreed that this Agreement shall operate as a clear and unequivocal waiver by Cardwell of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided to Cardwell under the Employment Agreement and payment of any benefits to which Cardwell may be entitled under any tax qualified retirement or savings plan of the Company in which Cardwell is a participant. It is the intention of the parties to make this Agreement as broad and as general as the law permits as to the claims released hereunder.

2. Cardwell acknowledges that he may hereafter discover claims in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected his decision to execute this Agreement. Cardwell hereby waives any such claims.

3. Cardwell shall have 21 days from the date specified above to sign the Agreement and seven working days from the date he signs the Agreement to revoke it. Such revocation should be made in writing and delivered so that it is received by                                         no later than 4:30 p.m. on the seventh working day after signing the Agreement. Payments pursuant to Section 7 of the Employment Agreement shall not be made until the seven-day revocation period has elapsed.

4. Cardwell, on behalf of himself and his spouse, attorneys, heirs, executors, administrators, trustees, legal representatives, agents, successors and assigns, hereby covenants forever not to, whether directly or indirectly or whether individually or collectively, initiate, assert, file, prosecute, maintain, commence, institute, sponsor, encourage, assist, volunteer, advise, represent, cooperate with, or facilitate any complaint, action, proceeding, investigation, arbitration, lawsuit, or claim or any legal, equitable or administrative proceeding of any nature, against any of the Company Releasees in connection with the Released Claims, and represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf.

5. It is understood that nothing in this Agreement is to be construed as an admission on behalf of the Company Releasees of any wrongdoing with respect to Cardwell, any such wrongdoing being expressly denied.

6. Both parties acknowledge that they have read this Agreement; that they fully understand it; that they accept its provisions in their entirety; and agree to comply with its terms and conditions.

7. The parties agree that this Agreement and the substance thereof are to remain strictly confidential. Accordingly, neither of the parties shall make any statements or provide any information to any person (including but not limited to any former, current, or future employees of the Company Releasees) concerning this Agreement, or the substance thereof, except to make such disclosures (a) as may be legally required in litigation or (b) that are necessary for the purpose of obtaining legal or tax advice.

8. IN SIGNING THIS GENERAL RELEASE AGREEMENT, CARDWELL ACKNOWLEDGES THAT HE HAS BEEN INFORMED OF THE FOLLOWING RIGHTS AVAILABLE TO HIM UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C. § 621 et seq., as amended (ADEA):

(A) HE HAS READ AND UNDERSTANDS THIS AGREEMENT AND IS HEREBY ADVISED IN WRITING HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS

AGREEMENT;

(B) HE HAS SIGNED THIS AGREEMENT VOLUNTARILY AND UNDERSTANDS THAT THIS AGREEMENT CONTAINS A FULL AND FINAL RELEASE OF ALL OF HIS CLAIMS;

(C) HE HAS BEEN OFFERED AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT;

(D) THIS AGREEMENT IS NOT MADE IN CONNECTION WITH AN EXIT INCENTIVE OR OTHER EMPLOYEE TERMINATION PROGRAM OFFERED TO A GROUP OR CLASS OF EMPLOYEES; AND

(E) HE DOES NOT WAIVE RIGHTS OR CLAIMS UNDER THE ADEA THAT MIGHT ARISE AFTER THE DATE THIS WAIVER IS EXECUTED.

9. This Agreement and any and all claims arising out of, under, pursuant to, or in any way related to this Agreement, including but not limited to any and all claims (whether sounding in contract or tort) as to this Agreement’s scope, validity, enforcement, interpretation, construction, and effect shall be governed by and construed in accordance with the laws of the United States and the State of Arizona.

10. To the fullest extent permitted by law, Cardwell and the Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Cardwell’s claims arise out of or relate to their actions on behalf of Company.

(A) The mutual promise by the Company and Cardwell to arbitrate any and all disputes between them rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

(B) Either party may exercise the right to arbitrate by providing the other party with written notice in accordance with Section 14.7 of the Employment Agreement of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

(C) The arbitration will be conducted in Phoenix, Arizona by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Arizona, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

(D) The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

11. CARDWELL ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, HE IS WAIVING ANY RIGHT THAT HE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL RELATED TO THIS AGREEMENT.

12. Each of the parties agrees that, except for the covenants and obligations pursuant to Sections 7 (“Termination of Executive’s Employment”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Nonsolicitation”), 12 (“injunctive Relief”), 13 (“Agreement to Arbitrate”), 14 (“General Provisions”), 15 (“Section 409A”) and 16 (“Entire Agreement”) of the Employment Agreement (the “Surviving Sections”),

the Employment Agreement is terminated effective as of expiration of the employment term or the termination Cardwell’s employment, and except for the Surviving Sections, shall be of no further force and effect with no further liability or obligation of any party thereto thereunder. The Surviving Sections of the Employment Agreement survive termination of the Employment Agreement and remain in full force and effect. Cardwell expressly and specifically acknowledges, ratifies, and reaffirms his obligations under the Surviving Sections of the Employment Agreement.

13. There shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one party hereto and against another party hereto. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.

14. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the parties hereto, together constitute but one agreement. Facsimile and electronic signatures shall be deemed to be the equivalent of manually signed originals.

15. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Cardwell, other than by will or the laws of descent or distribution.

16. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

17. Any modification or amendment of this Agreement must be made in writing and signed by both parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING AGREEMENT, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS HIS OR ITS OWN FREE ACT

AGREED AND ACCEPTED:
,
Lane Cardwell	Date of Execution

P. F. CHANG’S CHINA BISTRO, INC.

By:	,
Name:	Date of Execution
Title:

CERTIFICATION OF NON-REVOCATION OF

SEPARATION AND GENERAL RELEASE AGREEMENT

I hereby certify and represent that seven (7) calendar days have passed since I signed the General Release Agreement with P. F. Chang’s China Bistro, Inc. and that I have NOT exercised my right to revoke such General Release Agreement pursuant to the Older Workers Benefit Protection Act of 1990. I understand that P. F. Chang’s China Bistro, Inc. in providing me with benefits under the Employment Agreement dated as of April 20, 2011 and amended effective May 17, 2012, is relying on this Certificate, and that I can no longer revoke the General Release Agreement.

,
Lane Cardwell	Date of Execution

IMPORTANT:

This Certificate should be signed, dated and returned to                    no earlier than on the eighth (8th) calendar day after the Agreement is executed by both Parties.

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